Exhibit 99.7

SUPPORT AGREEMENT

THIS AGREEMENT is dated as of August 5, 2009

BETWEEN:
FCMI FINANCIAL CORPORATION, a corporation incorporated under the laws of Ontario with an office at Suite 250, BCE Place, 181 Bay Street, Toronto, Ontario, M5J 2T3

(the “Shareholder”)

AND:
PARAMOUNT GOLD AND SILVER CORP., a corporation incorporated under the laws of Delaware with an office at Suite 346 Waverley Street, Suite 110, Ottawa, Ontario, Canada
K2P 0W5

(“Paramount”)

WHEREAS:

Paramount and Klondex Mines Ltd. (“Klondex”) have entered into a binding letter agreement (the “Letter Agreement”) pursuant to which Paramount has agreed, subject to the terms of the Letter Agreement, to purchase all the issued and outstanding shares in the capital of Klondex by way of a statutory plan of arrangement (the “Transaction”);

The Shareholder is the beneficial owner of the number of shares in the capital of Paramount (the “Shares”), options to acquire such shares, if any (the “Options”), and warrants to acquire such shares, if any (the “Warrants”), set forth on the signature page of this Agreement;

Paramount has requested that the Shareholder enter into this Agreement with respect to the Shares that are beneficially owned by the Shareholder, and with respect to the Options and Warrants (together, the “Convertible Securities” and, together with the Shares, the “Securities”) that are beneficially owned by the Shareholder and the shares issuable in respect thereof; and

This Agreement sets out the terms and conditions of the agreement of the Shareholder to support the Transaction and to vote the Securities, as applicable, in favour of the Transaction.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 paid by each of the parties hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Representations of the Shareholder. The Shareholder represents that:

(a)	it is the registered and beneficial owner of the Shares and the Convertible Securities with good and marketable title thereto;

(b)	none of the Shares or the Convertible Securities are subject to any voting agreement (other than this Agreement) or, to the best of its knowledge, adverse claim;

(c)	it does not beneficially own any common shares in the capital of Paramount other than the Shares;

(d)	it does not beneficially own any securities convertible into common shares in the capital of
Paramount other than the Convertible Securities; and

(e)	it has full power and authority to make, enter into and carry out the terms of this Agreement.

2. Agreement to Vote Shares.The Shareholder hereby agrees that at any meeting of the shareholders, optionholders or warrantholders of Paramount, however called, for the purpose of approving the Transaction, the Shareholder shall (or cause the holder of record to, if the Shareholder is the beneficial owner but not the holder of record of the Securities):

(a)

vote all of the Shares and, if applicable, all of the Convertible Securities, in favour of the Transactions contemplated by the Letter Agreement or any definitive agreement entered into in respect of the Transactions (the “Definitive Agreement”), as the case may be and any actions required in furtherance of the actions contemplated thereby; and

(b)

vote all of the Shares and, if applicable, all of the Convertible Securities, to oppose any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of Paramount under the Letter Agreement or Definitive Agreement, as the case may be if such breach requires shareholder approval; and

3. No Proxy Solicitations.The Shareholder will not:

(a)	solicit proxies or become a participant in a solicitation in opposition to or competition with Paramount in connection with the Transaction;

(b)	assist any person, entity or group in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit Paramount in connection with the Transaction; or

(c)	act jointly or in concert with others with respect to voting securities of Paramount for the purpose of opposing or competing with Paramount in connection with the Transaction.

4. Transfer and Encumbrance.Except with the prior written consent of Paramount, which consent may be arbitrarily withheld, the Shareholder agrees not to transfer, sell or offer to transfer or sell or otherwise dispose of or encumber any of the Shares or New Shares (as defined below).

5. Additional Purchases.The Shareholder agrees that any common shares in the capital of Paramount purchased or as to which the Shareholder acquires beneficial ownership after the execution of this Agreement, including any shares acquired on the conversion of any of the Convertible Securities (together, the “New Shares”) shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

6. Termination.Unless otherwise provided for herein, this Agreement shall terminate on the earlier of:

(a)	Paramount providing written notice of termination of this Agreement to the Shareholder;

(b)	the termination of the Definitive Agreement in accordance with its terms; and

(c)	the termination of the Letter Agreement in accordance with its terms without Klondex and Paramount entering into a Definitive Agreement.

7. Successors and Assigns. This Agreement and all obligations of the Shareholder hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8. Entire Agreement.This Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing wavier of any matter by such party.

9. Notice.Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to the Shareholder:

FCMI Financial Corporation
Suite 250, BCE Place
181 Bay Street
Toronto, Ontario
M5J 2T3

Attention:	Henry Fenig
Fax Number:	416 364-0572

if to Paramount:

Paramount Gold and Silver Corp.
346 Waverley Street, Suite 110
Ottawa, Ontario, Canada
K2P 0W5

Attention:	Chris Crupi
Fax Number:	(613) 226-5106

Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

10. Further Assurances.Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

11. Severability.Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not effect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.

12. Miscellaneous.

(a)	This Agreement shall be construed in accordance with the laws of British Columbia and the parties hereto agree to attorn to the jurisdiction of the courts thereof.

(b)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)	All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or interference shall be derived there from.

(d)	References to “he” and “they” shall be interpreted to include “her”, “it” and other gender variations thereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PARAMOUNT GOLD AND SILVER CORP.
per:
/s/ Henry Fenig		/s/ Chris Crupi

FCMI FINANCIAL CORPORATION		Authorized Signatory

Witness:	/s/ Sharon Moss

12,000,000		common shares of Paramount (the “Shares”)

options of Paramount (the “Options”)

12,000,000		warrants of Paramount (the “Warrants”)